   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998


                                                      REGISTRATION NO. 333-61575

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              SUNTRUST BANKS, INC.
             (Exact name of registrant as specified in its charter)

                     GEORGIA                                            58-1575035
          (State or other jurisdiction                               (I.R.S. Employer
        of incorporation or organization)                           Identification No.)

                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                                 (404) 588-7711
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            RAYMOND D. FORTIN, ESQ.
                             SENIOR VICE PRESIDENT
                              SUNTRUST BANKS, INC.
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                                 (404) 588-7165
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:
                                MARY A. BERNARD
                                KING & SPALDING
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


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                                                                 PROPOSED             PROPOSED
                                              AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
                                               TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
 TITLE OF SECURITIES TO BE REGISTERED       REGISTERED        PER SECURITY(1)     OFFERING PRICE(1)           FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value                3,000,000            $69.97            $209,910,000          $46,760(2)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457 under the Securities Act of 1933, solely for purposes of calculating the registration fee.

(2) The registrant has previously paid a fee of $11,594 in connection with the initial filing of this Registration Statement. This registration fee represents the difference between the fee previously paid and the total registration fee due for the securities registered pursuant to this Registration Statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1998


PROSPECTUS

                             ---------------------

                              SUNTRUST BANKS, INC.

                                  COMMON STOCK
                             ---------------------


     SunTrust Banks, Inc., a Georgia corporation (the "Corporation"), may from time to time offer and sell up to an aggregate of 3,000,000 shares of its common stock, $1.00 par value per share ("Common Stock"). See "Description of Capital Stock." The accompanying Prospectus Supplement sets forth, with respect to the offering of Common Stock in respect of which this Prospectus is being delivered, the specific number of shares of Common Stock and the issuance price per share.


     The Common Stock may be sold directly by the Corporation to the public or through agents, underwriters or dealers, or though a combination of such methods. The accompanying Prospectus Supplement sets forth the names of any agents, underwriters or dealers involved in the sale of the Common Stock in respect of which this Prospectus is being delivered, the number of shares, if any, to be purchased by any such agents, underwriters or dealers and any applicable discounts, concessions or commitments. See "Plan of Distribution." If the Corporation, directly or through agents, solicits offers to purchase the Common Stock, the Corporation reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of the Common Stock. Any agents or underwriters, dealers participating in any offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters, dealers and their controlling persons.


     The Common Stock is listed on the New York Stock Exchange under the symbol "STI." On November 11, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $68.88 per share. Any Common Stock offered pursuant to this Prospectus and the accompanying Prospectus Supplement will be listed on the New York Stock Exchange, subject to notice of official issuance.


     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE THE SALE OF COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS NOVEMBER     , 1998.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices in New York (13th Floor, 7 World Trade Center, New York, New York 10048) and Chicago (Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511). Information regarding the operation of the public reference facilities of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such reports, proxy statements and other information concerning the Corporation can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Corporation has filed a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Corporation hereby incorporates by reference in this Prospectus the following reports filed with the Commission pursuant to the Exchange Act: (a) its Annual Report on Form 10-K for the year ended December 31, 1997, as amended on November 13, 1998, (b) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, as amended on November 13, 1998, June 30, 1998, as amended on November 13, 1998, and September 30, 1998, and (c) its Current Reports on Form 8-K dated January 16, 1998, March 10, 1998, July 20, 1998, August 12, 1998
and November 13, 1998.


     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock made hereby shall be deemed to be incorporated by reference into this Prospectus and shall be deemed a part hereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or any accompanying Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus or such accompanying Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Corporation will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, except for exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Written requests should be sent to: James C. Armstrong, First Vice President -- Investor Relations, SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308. Telephone requests may be directed to 404-588-7425.

                                THE CORPORATION

     The Corporation is a regional bank holding company with three principal subsidiaries: SunTrust Banks of Florida, Inc., headquartered in Orlando, Florida ("STB of Florida"); SunTrust Banks of Georgia, Inc., headquartered in Atlanta, Georgia ("STB of Georgia"); and SunTrust Banks of Tennessee, Inc., headquartered in Nashville, Tennessee ("STB of Tennessee").

     The Corporation, through its subsidiary banks (the "Subsidiary Banks"), conducts a broad range of commercial banking activities, including accepting demand, time and savings deposits, making both secured and unsecured business and consumer loans and leases, extending commercial lines of credit, issuing and servicing credit cards and certain other types of revolving credit accounts, providing commercial factoring services, cash management services, investment counseling, safe deposit services, personal and corporate trust and other fiduciary services and engaging in leasing, mortgage banking, correspondent banking, international banking, investment banking, trading in U.S. government securities and municipal bonds and underwriting certain types of securities.

     Under the longstanding policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of this policy, the Corporation may be required to commit resources to the Subsidiary Banks in circumstances where it might not otherwise do so.


     The Corporation's principal executive offices are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, and its telephone number is 404-588-7711.



                              RECENT DEVELOPMENTS



     In connection with the review by the Staff of the Securities and Exchange Commission of documents relating to the Corporation's proposed acquisition of Crestar Financial Corporation ("Crestar"), and the Staff's comments thereon, the Corporation has lowered its provision for loan losses in 1996, 1995 and 1994 by $40 million, $35 million and $25 million, respectively. The effect of this action was to increase the Corporation's net income in those years by $24.4 million, $21.4 million and $15.3 million, respectively. Further, as of December 31, 1997 and 1996, the reserve for loan losses has been decreased by a total of $100 million and shareholders' equity has been increased by a total of $61 million. All amounts included or incorporated by reference herein have been restated to give effect to the above adjustments. The Corporation has amended certain of its reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to reflect, among other things, the adjustments to its historical financial statements resulting from the foregoing. See "Available Information". All historical financial information for the Corporation and all pro forma financial information for the Corporation and Crestar combined included or incorporated by reference herein have been adjusted to reflect the adjustments to the Corporation's loan loss provision discussed above.


                                USE OF PROCEEDS

     The Corporation currently intends to use the net proceeds from the sale of any Common Stock for general corporate purposes, which may include refinancing of debt, including outstanding commercial paper and other short-term indebtedness, investments at the holding company level, investments in, or extensions of credit to, its banking and other subsidiaries and other banks and companies engaged in other financial service activities, possible acquisitions and such other purposes as may be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds. Except as may be described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement.

                       CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the elements of the comprehensive regulatory framework applicable to bank holding companies and banks and provides certain specific information relevant to the Corporation and its subsidiaries. Federal and state regulation of financial institutions such as the Corporation and the Subsidiary Banks is intended primarily for the protection of depositors and the Federal deposit insurance funds rather than shareholders or other creditors.

GENERAL

     As a bank holding company, the Corporation is subject to the regulation and supervision of the Federal Reserve. The Corporation's Subsidiary Banks are subject to regulation, supervision and examination by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC").

     The federal banking agencies have broad enforcement powers over depository institutions, including the power to terminate deposit insurance, to impose substantial fines and other civil and criminal penalties, and to appoint a conservator or receiver if certain conditions are met. The federal banking agencies also have broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

     Almost every aspect of the operations and financial condition of the Subsidiary Banks is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of the Subsidiary Banks. The activities and operations of the Corporation also are subject to extensive federal supervision and regulation which, among other things, limit non-banking activities, impose minimum capital requirements and require approval to acquire more than 5% of any class of voting shares or substantially all of the assets of a bank. In addition to the impact of regulation, banks and bank holding companies may be significantly affected by legislation, which can change banking statutes in substantial and unpredictable ways, and by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS AND OTHER RESTRICTIONS

     The Corporation is a legal entity separate and distinct from its subsidiaries, including the Subsidiary Banks. There are various legal and regulatory limitations under federal and state law on the extent to which the Corporation's subsidiaries, including its bank and bank holding company subsidiaries, can finance or otherwise supply funds to the Corporation.

     The principal source of the Corporation's cash revenues is dividends from its subsidiaries and there are certain limitations under federal, Georgia, Florida, Tennessee and Alabama law on the payment of dividends by such subsidiaries. The approval of the Federal Reserve or the Comptroller, as the case may be, is required if the total of all dividends declared by any state member bank of the Federal Reserve or any national bank in any calendar year exceeds the bank's net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a dividend may not be paid if a bank's losses equal or exceed its undivided profits, and a dividend may not be paid in excess of a bank's undivided profits. The relevant federal and state regulatory agencies also have authority to prohibit a bank holding company, which would include STB of Florida, STB of Georgia and STB of Tennessee, or a state or national bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

     Under Georgia law (which would apply to any payment of dividends by the Corporation's largest subsidiary, SunTrust Bank, Atlanta, to STB of Georgia) the prior approval of the Georgia Department of

Banking and Finance is required before any cash dividends may be paid by a state bank if: (i) total classified assets at the most recent examination of such bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of such bank; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends, for the previous calendar year; or (iii) the ratio of equity capital to adjusted total assets is less than 6%.

     Retained earnings of the Corporation's banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval were approximately $540.1 million as of December 31, 1997.

     In addition, the Subsidiary Banks and their subsidiaries are subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, the Corporation and its other subsidiaries. Furthermore, such loans and extensions of credit, as well as certain other transactions, are also subject to various collateral requirements.

CAPITAL ADEQUACY


     The Federal Reserve has adopted minimum risk-based and leverage capital guidelines for bank holding companies. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier 1 capital. As of September 30, 1998, the Corporation's total risk-based capital ratio was 12.83%, including 7.49% of Tier 1 capital. The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. As of September 30, 1998, the Corporation's leverage capital ratio was 7.10%. Higher risk-based and leverage ratios may apply under certain circumstances.


     The Subsidiary Banks are subject to similar risk-based and leverage capital requirements adopted by the federal banking agencies.

     Failure to meet capital requirements can subject a bank to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.

     Federal banking regulations establish five capital categories for depository institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized"), and impose significant restrictions on the operations of an institution that is not at least adequately capitalized. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized.

     An undercapitalized depository institution is subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business, and borrowing from the Federal Reserve. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital.

     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly-leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.

SUPPORT OF SUBSIDIARY BANKS

     Under Federal Reserve policy, the Corporation is expected to serve as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve policy, the Corporation may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Liability for the losses of commonly controlled depository institutions can lead to the failure of some or all depository institutions in a holding company structure, if the remaining institutions are unable to pay the liability assessed by the FDIC. Any obligation or liability owed by a subsidiary bank to its parent company or to an affiliate of the subsidiary bank is subordinate to the subsidiary bank's cross-guarantee liability for losses of commonly controlled depository institutions.

                          DESCRIPTION OF CAPITAL STOCK


     The Corporation is authorized by its Articles of Incorporation to issue up to 500,000,000 shares of Common Stock, par value $1.00 per share, of which 209,568,155 shares were issued and outstanding as of October 30, 1998 and up to 50,000,000 shares of Preferred Stock, no par value, none of which were issued and outstanding as of October 30, 1998.


COMMON STOCK

     Holders of Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of the Corporation's shareholders and are not entitled to cumulate votes for the election of directors. Holders of the Corporation's Common Stock do not have preemptive rights to subscribe for or to purchase any additional shares of the Corporation. In the event of liquidation, holders of Common Stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Preferred Stock, if any. Holders of the Corporation's Common Stock are entitled to receive dividends when declared by the Corporation's Board of Directors out of funds legally available therefor, subject to the rights of the holders of Preferred Stock.

     The transfer agent and registrar for the Corporation's Common Stock is SunTrust Bank, Atlanta, Post Office Box 4625, Atlanta, Georgia 30302-4625.

PREFERRED STOCK

     The Board of Directors is empowered by the Corporation's Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board of Directors may fix and determine the preferences, limitations and relative rights of each series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any shares of Preferred Stock.

CHARTER AND BYLAW PROVISIONS

     Shareholders' rights and related matters are governed by the Georgia Business Corporation Code, the Corporation's Articles of Incorporation and its Bylaws. Certain provisions of the Articles of Incorporation and Bylaws of the Corporation, which are summarized below, may discourage or make more difficult any attempt by a person or group to obtain control of the Corporation.

     Classified Board of Directors. The Corporation's Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, it will be more difficult to change the composition of the Corporation's Board of Directors, which may discourage or make more difficult any attempt by a person or group of persons to obtain control of the Corporation.

     Shareholder Nominations. The Corporation's Bylaws require notice to the Chairman of the Board of the Corporation, in advance of any shareholders' meeting, of nominations by any shareholders of candidates for election as directors. In addition, shareholders that wish to make director nominations must provide the Corporation with certain specified information. These requirements may have the effect of precluding director nominations if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to consider matters, including issues relating to the control of the Corporation.

     Ability to Consider Other Constituencies. The Corporation's Articles of Incorporation permit the Board of Directors, in determining what it believes to be in the best interests of the Corporation when facing a proposed acquisition or merger, to consider the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation, the communities in which offices or other establishments of the Corporation are located and the desirability of maintaining independence from any other entity, in addition to considering the effects of any action on the Corporation or its shareholders.

     Supermajority Voting Requirement. Under the Corporation's Articles of Incorporation, certain business combinations, amendments to certain provisions of the Corporation's Articles of Incorporation and Bylaws or the adoption or contrary provisions and certain other matters may not be adopted or approved by the shareholders without the affirmative vote of at least 75% of the outstanding shares of the Common Stock, subject, in some cases, to certain further limitations. These provisions may render it more difficult to effect a change of control of the Corporation and, as a result, may have the effect of deterring a tender offer or other acquisition proposal involving the Corporation.

LIMITATION OF DIRECTORS' LIABILITY

     The Corporation's Articles of Incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to the Corporation or its shareholders for monetary damages for breaches of such Directors' duty of care or other duties as a director. This provision of the Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Corporation. Under current Georgia law, the Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transactions from which the director received an improper personal benefit.

GEORGIA ANTI-TAKEOVER STATUTES

     The Georgia Business Corporation Code restricts certain business combinations with interested shareholders and contains fair price requirements applicable to certain mergers with certain "interested shareholders" that are summarized below. In accordance with the provisions of these statutes, the Corporation has elected to be covered by the restrictions imposed by these statutes.

     The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, as the Corporation does, and where the acquiror became an "interested shareholder" of the corporation, unless either (i) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an interested shareholder or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an interested shareholder. For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The law prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The law restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

     The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an interested shareholder unless (i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder or
(iv) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve month period. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

                              PLAN OF DISTRIBUTION

     The Corporation may sell the Common Stock directly to purchasers or through agents, underwriters or dealers. The distribution of the Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Common Stock.

     In connection with the sale of the Common Stock, agents or underwriters acting on behalf of the Corporation may receive compensation from the Corporation or from purchasers of the Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of the Common Stock may be deemed to be underwriters for purposes of the Securities Act, and any discounts, concessions or commissions received by them from the Corporation and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Corporation will be described, in the Prospectus Supplement relating to such Common Stock.

     Under agreements which may be entered into by the Corporation, agents, underwriters, dealers and their controlling persons who participate in the distribution of the Common Stock may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, and to certain rights of contribution from the Corporation.

     The participation of any affiliate of the Corporation in the offer and sale of the Common Stock will be made pursuant to and will conform with the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Agents, underwriters or dealers and their respective affiliates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, the Corporation and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS


     The validity of the Common Stock will be passed upon for the Corporation by Raymond D. Fortin, Senior Vice President -- Legal and Corporate Secretary. As of September 30, 1998, Mr. Fortin beneficially owned 23,000 shares of Common Stock and held options to purchase 4,800 shares of Common Stock.


                                    EXPERTS

     The audited consolidated financial statements of the Corporation incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Crestar Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to their reliance on another auditors' report with respect to amounts related to Citizens Bancorp for 1996 and 1995 included in the aforementioned consolidated financial statements.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
                 PROSPECTUS
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Corporation.......................    3
Recent Developments...................    3
Use of Proceeds.......................    3
Certain Regulatory Considerations.....    4
Description of Capital Stock..........    6
Plan of Distribution..................    8
Legal Matters.........................    9
Experts...............................    9


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                    SUNTRUST

                                  BANKS, INC.

                         ------------------------------
                                   PROSPECTUS

                               NOVEMBER   , 1998

                         ------------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting compensation, are as follows:


Securities and Exchange Commission registration fee.........  $ 58,354
Blue Sky fees and expenses..................................     1,000
Attorneys' fees and expenses................................    30,000
Accounting fees and expenses................................    15,000
Printing and engraving expenses.............................    25,000
Miscellaneous expenses......................................    12,406
                                                              --------
          Total.............................................  $141,760
                                                              ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     PART 5 OF ARTICLE 8 OF THE GEORGIA BUSINESS CORPORATION CODE STATES:

14-2-850. PART DEFINITIONS

     As used in this part, the term:

          (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

          (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

             (A) A party to the proceeding; or

             (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

          (4) "Expenses" include counsel fees.

          (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

          (6) "Official capacity" means:

             (A) When used with respect to a director, the office of director in a corporation; and

             (B) When used with respect to an officer, as contemplated in Code
        Section 14-2-857, the office in a corporation held by the officer.

     Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

          (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851. AUTHORITY TO INDEMNIFY

     (a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

          (1) Such individual conducted himself or herself in good faith; and

          (2) Such individual reasonably believed:

             (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

             (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

             (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(1)(B) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

     (d) A corporation may not indemnify a director under this Code section:

          (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

          (2) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

14-2-852. MANDATORY INDEMNIFICATION

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. ADVANCE FOR EXPENSES

     (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

          (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

          (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this Code section shall be made:

          (1) By the board of directors:

             (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

             (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

          (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES

     (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

          (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

          (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

14-2-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

     (b) The determination shall be made:

          (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

          (2) By special legal counsel:

             (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

             (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

          (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph
(b)(2)(B) of this Code section to select special legal counsel.

14-2-856. SHAREHOLDER APPROVED INDEMNIFICATION

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

          (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

          (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (3) For the types of liability set forth in Code Section 14-2-832; or

          (4) For any transaction from which he or she received an improper personal benefit.

     (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS

     (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

          (1) To the same extent as a director; and

          (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

             (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

             (B) Acts or omissions which involve intentional misconduct, or a knowing violation of law;

             (C) The types of liability set forth in Code Section 14-2-832; or

             (D) Receipt of an improper personal benefit.

     (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

     (c) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

     (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. INSURANCE

     A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. APPLICATION OF PART

     (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

     (b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

     (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

     (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

     (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

ARTICLES OF INCORPORATION AUTHORITY

     Article 14 of the Corporation's Articles of Incorporation provides:

          In addition to any powers provided by law, in the Bylaws, or otherwise, the Corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

BYLAW AUTHORITY

     Article VII of the Corporation's Bylaws provides:

     SECTION 1.  DEFINITIONS  As used in this Article, the term:

          (A) "Corporation" includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (B) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A "director" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

          (C) "Disinterested director" means a director who at the time of a vote referred to in Section 3(C) or a vote or selection referred to in
     Section 4(B), 4(C) or 7(A) is not: (i) a party to the proceeding; or (ii) an individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

          (D) "Employee" means an individual who is or was an employee of the Corporation or an individual who, while an employee of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An "Employee" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Employee" includes, unless the context requires otherwise, the estate or personal representative of an employee.

          (E) "Expenses" includes counsel fees.

          (F) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

          (G) "Officer" means an individual who is or was an officer of the Corporation which for purposes of this Article VII shall include an assistant officer, or an individual who, while an Officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. An "Officer" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Officer" includes, unless the context requires otherwise, the estate or personal representative of an Officer.

          (H) "Official capacity" means: (i) when used with respect to a director, the office of a director in a corporation; and (ii) when used with respect to an Officer, the office in a corporation held by the Officer. Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

          (I) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (J) "Proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

     SECTION 2.  BASIC INDEMNIFICATION ARRANGEMENT

          (A) Except as provided in subsections 2(D) and 2(E) below and, if required by Section 4 below, upon a determination pursuant to Section 4 in the specific case that such indemnification is permissible in the circumstances under this subsection because the individual has met the standard of conduct set forth in this subsection (A), the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or Officer against liability incurred by him in the proceeding if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the Corporation, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          (B) A person's conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 2(A) above.

          (C) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 2(A) above.

          (D) The Corporation shall not indemnify a person under this Article in connection with (i) a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant standard of conduct under this section, or (ii) with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

     SECTION 3.  ADVANCES FOR EXPENSES

          (A) The Corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director or Officer who is a party to a proceeding because he is a director or Officer in advance of final disposition of the proceeding if: (i) such person furnishes the Corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct set forth in subsection 2(A) above or that the proceeding involves conduct for which liability has been eliminated under the Corporation's Articles of Incorporation; and (ii) such person furnishes the Corporation a written undertaking meeting the qualifications set forth below in subsection 3(B), executed personally or on his behalf, to repay any funds advanced if it is ultimately determined that he is not entitled to any indemnification under this Article or otherwise.

          (B) The undertaking required by subsection 3(A)(ii) above must be an unlimited general obligation of the director or Officer but need not be secured and shall be accepted without reference to financial ability to make repayment.

          (C) Authorizations under this Section shall be made: (i) By the Board of Directors: (a) when there are two or more disinterested directors, by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (b) when there are fewer than two disinterested directors, by a majority of the directors present, in which authorization directors who do not qualify as disinterested directors may participate; or (ii) by the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

     SECTION 4. AUTHORIZATION OF AND DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION

          (A) The Corporation shall not indemnify a director or Officer under
     Section 2 above unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of such person is permissible in the circumstances because he has met the relevant standard of conduct set forth in subsection 2(A) above; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or Officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or Officer, the Corporation shall indemnify such person against reasonable expenses incurred by him in connection therewith.

          (B) The determination referred to in subsection 4(A) above shall be made:

             (i) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

             (ii) by special legal counsel:

                (1) selected by the Board of Directors or its committee in the manner prescribed in subdivision (i); or

                (2) if there are fewer than two disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

             (iii) by the shareholders; but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

          (C) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses of a director or Officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 4(B) above, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection 4(B)(ii)(2) above to select counsel.

          (D) The Board of Directors, a committee thereof, or special legal counsel acting pursuant to subsection (B) above or Section 5 below, shall act expeditiously upon an application for indemnification or advances, and cooperate in the procedural steps required to obtain a judicial determination under Section 5 below.

          (E) The Corporation may, by a provision in its Articles of Incorporation or Bylaws or in a resolution adopted or a contract approved by its Board of Directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in Section 3(C) or Section 4(C).

     SECTION 5. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES. A director or Officer who is a party to a proceeding because he is a director or Officer may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall order indemnification or advances for expenses if it determines that:

          (i) The director is entitled to indemnification under this part; or

          (ii) In view of all the relevant circumstances, it is fair and reasonable to indemnify the director or Officer or to advance expenses to the director or Officer, even if the director or Officer has not met the relevant standard of conduct set forth in subsection 2(A) above, failed to comply with Section 3, or was adjudged liable in a proceeding referred to in subsections (i) or (ii) of Section 2(D), but if the director or Officer was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding, unless the Articles of Incorporation of the Corporation or a Bylaw, contract or resolution approved or ratified by shareholders pursuant to Section 7 below provides otherwise.

     If the court determines that the director or Officer is entitled to indemnification or advance for expenses, it may also order the Corporation to pay the director's or Officer's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

     SECTION 6.  INDEMNIFICATION OF OFFICERS AND EMPLOYEES

          (A) Unless the Corporation's Articles of Incorporation provide otherwise, the Corporation shall indemnify and advance expenses under this Article to an employee of the Corporation who is not a director or Officer to the same extent, consistent with public policy, as to a director or Officer.

          (B) The Corporation may indemnify and advance expenses under this Article to an Officer of the Corporation who is a party to a proceeding because he is an Officer of the Corporation: (i) to the same extent as a director; and (ii) if he is not a director, to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the Board of Directors, or contract except for liability arising out of conduct that is enumerated in subsections (A)(i) through (A)(iv) of Section 7.

     The provisions of this Section shall also apply to an Officer who is also a director if the sole basis on which he is made a party to the proceeding is an act or omission solely as an Officer.

     SECTION 7.  SHAREHOLDER APPROVED INDEMNIFICATION

          (A) If authorized by the Articles of Incorporation or a Bylaw, contract or resolution approved or ratified by shareholders of the Corporation by a majority of the votes entitled to be cast, the Corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, without regard to the limitations in other sections of this Article, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. The Corporation shall not indemnify a person under this Section 7 for any liability incurred in a proceeding in which the person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

             (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

             (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

             (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

             (iv) for any transaction from which he received an improper personal benefit.

          (B) Where approved or authorized in the manner described in subsection 7(A) above, the Corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

             (i) the proposed indemnitee furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection 7(A)(i)-(iv) above; and

             (ii) the proposed indemnitee furnishes the Corporation a written undertaking, executed personally, or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

     SECTION 8. LIABILITY INSURANCE. The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 2 or Section 3 above.

     SECTION 9. WITNESS FEES. Nothing in this Article shall limit the Corporation's power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

     SECTION 10. REPORT TO SHAREHOLDERS. If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance, in writing, to shareholders with or before the notice of the next shareholders' meeting.

     SECTION 11. SEVERABILITY. In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

     SECTION 12. INDEMNIFICATION NOT EXCLUSIVE. The rights of indemnification provided in this Article VII shall be in addition to any rights which any such director, Officer, employee or other person may otherwise be entitled by contract or as a matter of law.

UNDERWRITING AGREEMENT

     Pursuant to the form of underwriting agreement, incorporated by reference as Exhibit 1 to this Registration Statement, the Corporation has agreed to indemnify the underwriters, if any, against certain liabilities under federal and state securities laws.

INSURANCE

     The Corporation has purchased a policy of directors and officers liability (including company reimbursement coverage) insurance that provides certain coverage for the Registrant and its subsidiaries and their respective directors and officers with respect to, among other things, liability under federal and state securities laws.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1**      --   Form of Underwriting Agreement.
 5        --   Opinion of Raymond D. Fortin, General Counsel of the
               Corporation, as to the legality of the securities being
               registered.
23.1*     --   Consent of Arthur Andersen LLP.
23.2*     --   Consent of KPMG Peat Marwick LLP.
23.3*     --   Consent of Deloitte & Touche LLP.
23.4      --   Consent of Raymond D. Fortin, Counsel of the Corporation
               (included in Exhibit 5).
24.1*     --   Power of Attorney (set forth on the signature page of the
               Registration Statement).


---------------


 * Previously filed


** To be filed by amendment or incorporated by reference


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume or price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, SunTrust Banks, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of November, 1998.


                                          SUNTRUST BANKS, INC.


                                          By:     /s/ L. PHILLIP HUMANN

                                            ------------------------------------
                                                     L. Phillip Humann
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                            Chairman of the Board and     November 13, 1998
-----------------------------------------------------    Chief Executive Officer
                  L. Phillip Humann

                          *                            Executive Vice President and  November 13, 1998
-----------------------------------------------------    Chief Financial Officer
                   John W. Spiegel

                          *                            Senior Vice President and     November 13, 1998
-----------------------------------------------------    Chief Accounting Officer
                William P. O'Halloran

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                   J. Hyatt Brown

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                    A.W. Dahlberg

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                  Alston D. Correll

                          *                            Director                      November 13, 1998
-----------------------------------------------------
            Summerfield K. Johnston, Jr.

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                   David H. Hughes

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                 M. Douglas Invester

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                Joseph L. Lanier, Jr.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                   Larry L. Prince

                          *                            Director                      November 13, 1998
-----------------------------------------------------
               Scott L. Probasco, Jr.

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                 R. Randall Rollins

                          *                            Director                      November 13, 1998
-----------------------------------------------------
                  James B. Williams

             *By: /s/ RAYMOND D. FORTIN
   -----------------------------------------------
                  Raymond D. Fortin
                  Attorney-in-Fact